VERA BRADLEY NAMES SUE FULLER CHIEF MERCHANDISING OFFICER

Fort Wayne, Ind. (January 7, 2014) - Vera Bradley (NASDAQ: VRA) is entering the New Year with a new Chief Merchandising Officer, Sue Fuller.

In this newly created position, Fuller will build and communicate a compelling vision for Vera Bradley’s growth through line and brand extensions. As a senior leader in charge of the brand's direction and execution, she will ensure the consistency of Vera Bradley’s brand DNA.

Fuller brings more than 15 years of merchandising experience with several well-respected retailers including Polo Ralph Lauren, Land’s End, L.L. Bean and Kohl’s Department Stores, and most recently she served as Senior Vice President/General Merchandise Manager at Carhartt, Inc. Fuller holds an undergraduate degree from Johnson and Wales University and earned her Executive MBA from the University of Wisconsin.

“We are excited to welcome Sue to our senior leadership team,” said Robert Wallstrom, Chief Executive Officer of Vera Bradley. “I believe Sue’s talent and passion will bring more discipline to our merchandising process. Her broad experience across various merchandise categories and price points added to our strong design organization will help us strengthen our current assortments, grow revenues and deliver solid margin results while further engaging our customer.”

About Vera Bradley, Inc.
Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with fans. Fiscal 2013 net revenues increased 17% to $541 million. The company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

CONTACT:
Investors:
Vera Bradley, Kevin Sierks, 260-207-5321, ksierks@verabradley.com

Media:
Vera Bradley, 877-708-VERA (8372), Mediacontact@verabradley.com